EXHIBIT 99.1
October 22, 2014

Plexus Reports Record Fiscal 2014 Revenue of $2.4 Billion

•	Record fiscal fourth quarter revenue of $666 million

•	Diluted EPS of $0.77, including $0.11 per share of stock-based compensation expense and $0.01 per share of restructuring charges

•	Initiates Q1 fiscal 2015 revenue guidance of $630 - $660 million

NEENAH, WI – October 22, 2014 - Plexus (NASDAQ: PLXS) today announced financial results for its fiscal fourth quarter ended September 27, 2014.

	Three Months Ended			Twelve Months Ended
	September 27, 2014	June 28, 2014	September 28, 2013	September 27, 2014	September 28, 2013
	Q4 F14	Q3 F14	Q4 F13	F14	F13
(US$ in thousands, except EPS)

Revenue	$666,223	$620,505	$567,730	$2,378,249	$2,228,031
Gross profit	$62,639	$58,593	$54,529	$225,569	$213,185
Operating profit	$31,648	$28,198	$26,767	$100,607	$96,623
Net income	$26,450	$24,584	$24,464	$87,213	$82,259
EPS (diluted)	$0.77	$0.71	$0.71	$2.52	$2.36
Gross margin	9.4%	9.4%	9.6%	9.5%	9.6%
Operating margin	4.8%	4.5%	4.7%	4.2%	4.3%
Return on invested capital (“ROIC”)	15.2%	14.6%	14.0%	15.2%	14.0%

Fiscal 2014 Results

•	Revenue: $2.4 billion, up 6.7% from prior year

•
Diluted EPS: $2.52, including $0.37 per share of stock-based compensation expense, $0.32 per share of restructuring and impairment charges, and a benefit of $0.11 per share related to discrete tax items

•	ROIC: 15.2%

Q4 Fiscal 2014 Results

•	Revenue: $666 million, relative to our guidance of $645 to $675 million

•	Diluted EPS: $0.77, including $0.11 per share of stock-based compensation expense and $0.01 per share of restructuring charges

•	ROIC: 15.2%

Q1 Fiscal 2015 Guidance

•	Revenue: $630 to $660 million

•	Diluted EPS: $0.68 to $0.74, including $0.11 per share of stock-based compensation expense but excluding any special items

Dean Foate, Chairman, President and CEO, commented, “Fiscal fourth quarter revenues were $666 million, an increase of 7.4% from the prior quarter and 17.3% from the comparable quarter last year, setting a record revenue level for the Company. This strong growth quarter contributed to record revenues of $2.4 billion for the full fiscal year, an increase of 6.7% over the prior year. Diluted EPS for the fourth quarter was also strong at $0.77. Return on invested capital was 15.2%, representing an economic return of 420 basis points above our weighted average cost of capital of 11%.”

Mr. Foate continued, “During the quarter, we won 41 new programs in our Manufacturing Solutions group. We anticipate these wins will generate approximately $170 million in annualized revenue when fully ramped into production. The wins performance this quarter results in a trailing four quarter total of approximately $816 million in annualized revenue, or approximately 34% of our trailing four quarter revenue, well above our goal of 25%.”

Patrick Jermain, Vice President and CFO, commented, “Overall financial performance for the fiscal fourth quarter was consistent with our expectations. Gross margin was 9.4%, selling and administrative expenses were $30.6 million, and operating margin was 4.8%. Diluted EPS of $0.77 reflects $0.11 per share of stock-based compensation expense, $0.01 higher than our guidance. We also recorded $0.01 per share of manufacturing restructuring charges related to the Juarez to Guadalajara, Mexico transition that was excluded from our guidance.”

Mr. Jermain continued, “Fiscal fourth quarter cash cycle days were 56 days, consistent with our expectations. We generated $32.1 million in cash flow from operations during the quarter, which was offset by capital investment of $8.3 million, resulting in free cash flow of $23.8 million during the quarter.”

Mr. Jermain concluded, “During the fiscal fourth quarter, we purchased $7.7 million of our shares at an average price of $40.96 per share which completed the $30 million stock repurchase program authorized by the Board of Directors on August 19, 2013. During the fiscal year we purchased $30 million of our shares under this program at an average price of $40.90 per share. On August 18, 2014, the Board authorized a $30 million stock repurchase program for fiscal 2015, which we expect to complete on a relatively consistent basis during fiscal 2015.”

Mr. Foate concluded, “We are establishing fiscal first quarter 2015 revenue guidance of $630 to $660 million. At that level of revenue, we anticipate diluted EPS of $0.68 to $0.74, including approximately $0.11 per share of stock-based compensation expense and excluding any special items. Our EPS guidance reflects near-term margin pressure associated with the accelerated ramp of our new facility in Guadalajara. The midpoint of our revenue guidance range suggests that our fiscal first quarter will be down approximately 3% when compared to the episodically strong fourth quarter. This anticipated contraction is consistent with the guidance we provided last quarter of returning to more normalized revenue levels as we enter fiscal 2015.”

Plexus provides non-GAAP supplemental information such as ROIC and free cash flow. ROIC and free cash flow are used for internal management assessments because they provide additional insight into ongoing financial performance. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

Market Sector Breakout
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s global market sector focused business development strategy. The Company measures operational performance and allocates resources on a geographic segment basis. Please refer to the attached supplemental information for a breakout of revenue by reportable geographic segments.

Market Sector ($ in millions)	Q4 F14		Q3 F14		Q4 F13		F14		F13
Networking/Communications	$234	35%	$203	33%	$197	35%	$763	32%	$826	37%
Healthcare/Life Sciences	$189	28%	$177	28%	$159	28%	$697	29%	$563	25%
Industrial/Commercial	$150	23%	$154	25%	$143	25%	$583	25%	$551	25%
Defense/Security/Aerospace	$93	14%	$87	14%	$69	12%	$335	14%	$288	13%
Total Revenue	$666		$621		$568		$2,378		$2,228

Fiscal 2014 Supplemental Information

•
Cash flow provided by operations was $89.8 million for fiscal 2014. Capital expenditures for fiscal 2014 were $66.6 million. Free cash flow for fiscal 2014 was $23.2 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 55% of revenue during fiscal 2014, which was consistent with fiscal 2013.

•
ROIC for the fiscal fourth quarter was 15.2%. The Company defines ROIC as tax-effected annualized operating profit, before special items, divided by average invested capital over a five-quarter period for the fourth quarter and a four-quarter period for the third quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company’s weighted average cost of capital for fiscal 2014 was 11.0%.

Fiscal Q4 Supplemental Information

•	Cash flow provided by operations was $32.1 million for the quarter. Capital expenditures for the quarter were $8.3 million. Free cash flow for the quarter was $23.8 million.

•	Top 10 customers comprised 57% of revenue during the quarter, up one percentage point from the previous quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 F14	Q3 F14	Q4 F13
Days in Accounts Receivable	44	48	49
Days in Inventory	80	84	72
Days in Accounts Payable	60	67	56
Days in Cash Deposits	8	8	12
Annualized Cash Cycle*	56	57	53
*We calculate cash cycle as the sum of days in accounts receivable and days in inventory, less days in accounts payable and days in cash deposits

Conference Call/Webcast and Replay Information:

What:	Plexus’ Fiscal Q4 Earnings Conference Call and Webcast
When:	Thursday, October 23 at 8:30 a.m. Eastern Time
Where:
We encourage participants to access the reference materials and live webcast at the investor relations section of Plexus’ website, www.plexus.com or you can access the live webcast at: http://edge.media-server.com/m/p/bvtx2fmw/lan/en
Those without internet access can listen to the call at 1-888-771-4371 with confirmation: 38158182.

Replay:	The webcast will be archived at the Company’s website or via telephone replay at 1-888-843-7419 or 630-652-3042 with Passcode: 38158182#
Contact:	Susan Hanson, 920-751-5491, susan.hanson@plexus.com

For further information, please contact:
Patrick Jermain, Vice President and CFO
920-725-7139 or pat.jermain@plexus.com
About Plexus – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the effect of start-up costs of new programs and facilities, such as our new facility in Guadalajara, Mexico; possible unexpected costs and operating disruption in transitioning programs; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the adequacy of restructuring and similar charges as compared to actual expenses; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; increasing regulatory and compliance requirements; the potential effects of regional results on our taxes and ability to use deferred tax assets; risks related to information technology systems and data security; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2013 Form 10-K).

PLEXUS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Net sales	$666,223	$567,730	$2,378,249	$2,228,031
Cost of sales	603,584	513,201	2,152,680	2,014,846

Gross profit	62,639	54,529	225,569	213,185

Operating expenses:
Selling and administrative expenses	30,576	27,762	113,682	116,562
Restructuring and impairment charges	415	-	11,280	-
Operating profit	31,648	26,767	100,607	96,623

Other income (expense):
Interest expense	(3,344)	(2,629)	(12,295)	(12,638)
Interest income	842	458	2,934	1,640
Miscellaneous	(103)	(174)	2,079	(642)

Income before income taxes	29,043	24,422	93,325	84,983

Income tax expense (benefit)	2,593	(42)	6,112	2,724

Net income	$26,450	$24,464	$87,213	$82,259

Earnings per share:
Basic	$0.78	$0.73	$2.58	$2.40
Diluted	$0.77	$0.71	$2.52	$2.36

Weighted average shares outstanding:
Basic	33,713	33,708	33,785	34,330
Diluted	34,570	34,528	34,655	34,892

PLEXUS
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	September 27,		June 28,		September 28,
	2014		2014		2013
Operating profit		$100,607		$68,959		$96,623
Restructuring and impairment charges		$11,280		$10,865		-
Adjusted operating profit		$111,887		$79,824		$96,623
			÷	3
				26,608
			x	4
Annualized operating profit		111,887		106,432		96,623
Tax rate	x	9%	x	9%	x	7%
Tax impact		10,070		9,579		6,764
Operating profit (tax effected)		$101,817		$96,853		$89,859

Average invested capital		$669,659		$661,835		$642,133

ROIC		15.2%		14.6%		14.0%

	September 27,	June 28,	March 29,	December 28,	September 28,
	2014	2014	2014	2013	2013
Equity	$781,133	$760,184	$736,493	$722,021	$699,301
Plus:
Debt - current	4,368	4,232	3,901	3,796	3,574
Debt – non-current	262,046	263,056	256,090	256,949	257,773
Less:
Cash and cash equivalents	(346,591)	(330,314)	(323,695)	(324,156)	(341,865)
	$700,956	$697,158	$672,789	$658,610	$618,783

Fourth quarter fiscal 2014 average invested capital (September 27, 2014, June 28, 2014, March 29, 2014,
December 28, 2013 and September 28, 2013 was $669,659. Third quarter fiscal 2014 average invested capital
(June 28, 2014, March 29, 2014, December 28, 2013 and September 28, 2013) was $661,835.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended September 27, 2014, cash flow provided by operations was approximately $32.1 million less capital expenditures of approximately $8.3 million, resulting in free cash flow of approximately $23.8 million. For the twelve months ended September 27, 2014, cash flow provided by operations was approximately $89.8 million less capital expenditures of approximately $66.6 million, resulting in free cash flow of approximately $23.2 million.

PLEXUS
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 27,	September 28,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$346,591	$341,865
Accounts receivable	324,072	305,350
Inventories	525,970	404,020
Deferred income tax	6,449	3,917
Prepaid expenses and other	27,757	23,870

Total current assets	1,230,839	1,079,022

Property, plant and equipment, net	334,926	325,061
Deferred income tax	3,675	2,510
Other	39,586	41,091

Total assets	$1,609,026	$1,447,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$4,368	$3,574
Accounts payable	396,363	313,404
Customer deposits	56,155	69,295
Deferred income tax	647	-
Accrued liabilities:
Salaries and wages	52,043	42,553
Other	37,739	42,550

Total current liabilities	547,315	471,376

Long-term debt and capital lease obligations, net of current portion	262,046	257,773
Deferred income tax	5,191	2,128
Other liabilities	13,341	17,106

Total non-current liabilities	280,578	277,007

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
49,962 and 49,176 shares issued, respectively,
and 33,653 and 33,600 shares outstanding, respectively	500	492
Additional paid-in-capital	475,634	449,368
Common stock held in treasury, at cost, 16,309 and 15,576, respectively	(479,968)	(449,968)
Retained earnings	766,385	679,172
Accumulated other comprehensive income	18,582	20,237

Total shareholders’ equity		781,133		699,301

Total liabilities and shareholders’ equity		$1,609,026		$1,447,684

PLEXUS
REVENUE BY REPORTABLE GEOGRAPHIC SEGMENTS
(in thousands)
(unaudited)
	Three Months Ended		Twelve Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Americas	$369,401	$275,723	$1,238,225	$1,062,758
Asia-Pacific	301,145	287,942	1,132,503	1,146,299
Europe, Middle East, and Africa	29,276	28,757	115,893	122,566
Elimination of inter-segment sales	(33,599)	(24,692)	(108,372)	(103,592)
Total Revenue	$666,223	$567,730	$2,378,249	$2,228,031